Exhibit 99.1

PRESS RELEASE

Investor Contacts:		Press Contacts:
Marlene S. Dooner	(215) 981-7392	Vibha Agrawal	(215) 981-8410
Daniel J. Goodwin	(215) 981-7518	Tim Fitzpatrick	(215) 981-8515

COMCAST REPORTS SECOND QUARTER 2006 RESULTS

Highest level of second quarter RGU additions in Comcast history

Record additions fuel 14% growth in cable Operating Cash Flow and 11% growth in cable revenue

Strong first half of 2006 drives increase in outlook for the year

Philadelphia, PA – July 27, 2006…Comcast Corporation (Nasdaq: CMCSA, CMCSK) today reported results for the quarter ended June 30, 2006.

The following table highlights results for the second quarter of 2006 (dollars in millions, except per share amounts; units in thousands):

Consolidated	2Q06	Growth Q/Q	Growth YTD
Revenue	$6,228	11%	11%
Operating Cash Flow[1]	$2,432	12%	11%
Operating Income[1]	$1,229	17%	19%
Earnings per Share[1]	$0.22	16%	65%

Cable[2]
Revenue	$5,946	11%	10%
Operating Cash Flow	$2,462	14%	13%
Revenue Generating Unit Additions	816	61%	63%

Brian L. Roberts, Chairman and CEO of Comcast Corporation said, “Record results for the 2nd quarter highlight the continued strength of our business and the power of our connection to our customers. This terrific performance included another quarter of double digit revenue and Operating Cash Flow growth and the highest level of second quarter RGU additions in the Company’s history. In particular, the rapid growth of Comcast Digital Voice demonstrates its massive appeal – and we are just getting started. As we continue to roll out our triple play offer, we are now more confident than ever that it represents a meaningful engine for growth and a significant advantage over our competition.”

“Overall, these results demonstrate that our strategy of delivering superior products and services to our customers is working. With a strong first half behind us, and significant momentum propelling us forward, we see our growth accelerating and are extremely optimistic about the remainder of 2006. This outlook is reflected in the increase in our 2006 guidance.”

Cable Segment Results2

Revenue increased 11% to $5.9 billion in the second quarter of 2006 reflecting strong growth in each of our services driven by record setting RGU additions.

[1]	Operating Cash Flow % Growth is adjusted as if stock options had been expensed in 2005. Operating income and earnings per share % Growth are unadjusted. See Table 7-A and 7-B for reconciliation of “as adjusted” financial data.

[2]	Cable results are presented on a pro forma, as adjusted, basis. Pro forma results adjust only for certain acquisitions and dispositions, including Susquehanna Communications, and are presented as if the acquisitions and dispositions were effective on January 1, 2005. These “as adjusted” results are presented as if stock options had been expensed in 2005. Please refer to Table 7-A and 7-B for a reconciliation of “as adjusted” financial data.

Revenue generating units (RGUs)3 increased 816,000 in the second quarter of 2006, a 61% increase from the prior year. Comcast ended the second quarter of 2006 with 43.2 million RGUs, an increase of 3.3 million units from one year ago.

Operating Cash Flow (as defined in Table 7) grew 14% to $2.5 billion in the second quarter of 2006 and resulted in Operating Cash Flow margin of 41.4%, an increase from the 40.3% reported in the same quarter of 2005. The margin improvement reflects strong revenue growth and our continuing success in controlling the growth of operating costs even as we experience higher activity from record RGU additions.

Video

•	Added 350,000 new digital subscribers during the quarter

•	Digital penetration reached 49% of basic video subscribers

Video revenue increased 8% to $3.7 billion in the second quarter of 2006, reflecting growth in digital customers and increased demand for more digital and interactive features. Comcast ended the quarter with 10.5 million digital video subscribers, a 15% increase from one year ago. As expected, the number of basic cable subscribers declined during the second quarter of 2006 due to seasonal disconnects associated with the number of markets we serve in vacation and university communities. Basic video subscribers declined 0.1% or 66,000 subscribers during the second quarter of 2006 compared to a decline of 79,000 subscribers and 96,000 in the second quarters of 2005 and 2004, respectively. Comcast had 21.7 million basic cable subscribers as of June 30, 2006.

Growth in video revenue and digital cable subscribers continues to reflect increasing consumer demand for new digital features including ON DEMAND, digital video recorders (DVR) and HDTV programming. Driven by ON DEMAND movie and event purchases, pay-per-view revenues increased 30% in the second quarter of 2006 from the same time in 2005. Video revenue growth also benefited from the increase in the number of digital customers subscribing to DVR and/or HDTV services3. As of June 30, 2006, 30% of digital customers subscribed to these advanced services compared to 19% in the prior year.

High-Speed Internet

•	Added 305,000 high-speed Internet subscribers during the quarter

High-Speed Internet revenues increased 22% to $1.2 billion in the second quarter of 2006, reflecting a 1.6 million or 20% increase in subscribers from the prior year and stable average monthly revenue per subscriber. Comcast ended the second quarter of 2006 with 9.3 million high-speed Internet subscribers or 22% penetration of available homes.

Phone

•	Added 306,000 Comcast Digital Voice (CDV) customers during the quarter

•	CDV service now marketed to 26 million homes or 60% of Comcast’s footprint today – expected to reach 80% by year end

Phone revenue increased 23% to $214 million reflecting a $67 million increase in CDV revenues as a result of the significant increase in CDV subscribers, offset by a $27 million decline in circuit-switched phone revenues as Comcast focuses on marketing CDV.

Comcast ended the second quarter of 2006 with a total of 1.7 million phone customers. Customer additions in the second quarter of 2006 include 306,000 new CDV customers offset by the loss of 79,000 circuit-switched customers. On a net basis, Comcast added 227,000 new phone customers in the second quarter of 2006 compared to 2,000 in 2005.

Advertising revenue increased 8% to $394 million in the second quarter of 2006 when compared to 2005, reflecting strong growth in political advertising due to several primary races in Comcast markets. Excluding political advertising, our core advertising business increased 6% from the prior year.

[3]	Represents the sum of basic and digital video subscribers, high-speed Internet and net phone subscribers. Subscriptions to DVR and/or HDTV services by existing Comcast Digital customers do not result in additional RGUs.

Capital expenditures of $965 million in the second quarter of 2006 remained relatively unchanged when compared to one year ago. In the second quarter of 2006 and consistent with the prior year, 74% of cable capital expenditures were variable and directly associated with new product launches and strong consumer demand for our products.

Content Segment Results4

Comcast’s Content segment consists of our national cable networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, OLN, G4 and AZN Television.

The Content segment reported second quarter 2006 revenue of $273 million, a 17% increase from 2005 reflecting increases in network ratings, advertising revenue and distribution revenue. Operating Cash Flow declined 35% to $60 million in the second quarter of 2006, primarily reflecting programming and production expenses related to OLN’s coverage of the National Hockey League (NHL).

Corporate and Other4

Corporate and Other includes Comcast Spectacor, corporate overhead and other operations and eliminations between Comcast’s businesses. In the second quarter of 2006, Comcast reported Corporate and Other revenue of $24 million and an Operating Cash Flow loss of $84 million, as compared to revenue of $34 million and an Operating Cash Flow loss of $75 million in 2005.

Consolidated Results

Operating Income increased 17% to $1.2 billion in the second quarter of 2006 due to strong results at Comcast Cable including record-setting RGU additions, as described above. Similarly, strong results at Comcast Cable increased consolidated operating income 19% to $2.3 billion for the six months ended June 30, 2006.

Net income increased to $460 million, or $0.22 per share, in the second quarter of 2006, compared to net income of $430 million or $0.19 per share in the second quarter of 2005. In addition to strong operating results at Comcast Cable, the current quarter also included other income of $85 million primarily related to the sale of certain investments. The prior-year quarter results include investment gains of $176 million, primarily related to an increase in the fair market value of our investment portfolio.

Net income increased to $926 million, or $0.43 per share, in the six months ended June 30, 2006 compared to net income of $573 million, or $0.26 per share, in the prior year. Strong results at Comcast Cable and a lower tax rate contributed to the growth in net income on a year-to-date basis. Income tax expense reflects a benefit primarily related to the favorable resolution of certain tax matters. The income tax rate for the first half of 2006 excluding this benefit was approximately 46%.

Net Cash Provided by Operating Activities increased to $3.2 billion for the six months ended June 30, 2006 from $2.5 billion in 2005 due primarily to stronger operating results and changes in operating assets and liabilities.

Free Cash Flow (described further on Table 4) increased $572 million to $1.3 billion for the six months ended June 30, 2006 compared to $756 million in 2005, due primarily to growth in consolidated Operating Cash Flow and changes in working capital. The conversion rate of Operating Cash Flow into Free Cash Flow increased to 29% in the first half of 2006 from 18% in the first half of 2005.

Share Repurchase Program

Comcast repurchased $685 million or 22 million shares of its Class A Special Common Stock during the second quarter of 2006, more than double the level of repurchases in the second quarter of 2005. Remaining availability under the Company’s stock repurchase program is $3.9 billion. Comcast expects such repurchases to occur from time to time in the open market or in private transactions, subject to market conditions.

Since the inception of the repurchase program in December 2003, the Company has invested $6.4 billion in its common stock and related securities reducing the number of shares outstanding by nearly 10%. These investments include repurchasing $5.0 billion or 176 million shares of common stock and paying $1.4 billion to redeem several debt issues exchangeable into 47 million shares of common stock.

[4]	Operating Cash Flow adjusted as if stock options had been expensed in 2005.

2006 Financial Outlook

For 2006, excluding pending transactions with Adelphia and Time Warner, Comcast increases its previously issued guidance, as follows:

Cable

•	Revenue growth between 10–11%; previously 9 – 10%

•	Operating Cash Flow growth at least 13%*; previously 10 – 11%*

•	RGU additions will increase approximately 20% above previous guidance of at least 3.5 million additions or approximately 60% above 2005 RGU additions of 2.6 million

•	Supporting the higher level of RGU additions, cable capital expenditures will increase by approximately 10% from previously issued guidance

Consolidated

•	Revenue to grow between 10–11%; previously 9 – 10%

•	Operating Cash Flow to grow at least 12%*; previously 9 – 10%*

For 2006, excluding pending transactions with Adelphia and Time Warner, Comcast reaffirms the following previously issued guidance:

•	Conversion of between 25 – 30% of consolidated Operating Cash Flow into Free Cash Flow**

* Includes the impact of expensing stock options in 2005 and 2006. The impact on Operating Cash Flow for 2005 had we expensed stock options would have been an incremental expense of approximately $166 million, including $117 million at Comcast Cable (see Table 7-A and 7-B).

** Free Cash Flow is defined as “Net Cash Provided by Operating Activities From Continuing Operations” (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets; and increased by any payments related to certain non-operating items, net of estimated tax benefits (such as income taxes on investment sales, and non-recurring payments related to income tax and litigation contingencies of acquired companies). Please see Table 4 for further details.

###

Conference Call Information

Comcast Corporation will host a conference call with the financial community today July 27, 2006 at 8:30 a.m. Eastern Time (ET). The conference call will be broadcast live on the Company’s Investor Relations website at www.cmcsa.com or www.cmcsk.com. A recording of the call will be available on the Investor Relations website starting at 12:30 p.m. ET on July 27, 2006. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 9949190. A telephone replay will begin immediately following the call until July 28, 2006 at midnight ET. To access the rebroadcast, please dial (800) 642-1687 and enter passcode number 9949190. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

###

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties.

In this discussion we sometimes refer to financial measures that are not presented according to generally accepted accounting principles (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanation and reconciliation provided in Table 7 of this release. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

About Comcast:

Comcast Corporation (Nasdaq: CMCSA, CMCSK) (http://www.comcast.com) is the nation’s leading provider of cable, entertainment and communications products and services. With 21.7 million cable customers, 9.3 million high-speed Internet customers, and 1.7 million voice customers, Comcast is principally involved in the development, management and operation of broadband cable networks and in the delivery of programming content.

The Company’s content networks and investments include E! Entertainment Television, Style Network, The Golf Channel, OLN, G4, AZN Television, PBS KIDS Sprout, TV One and four regional Comcast SportsNets. The Company also has a majority ownership in Comcast-Spectacor, whose major holdings include the Philadelphia Flyers NHL hockey team, the Philadelphia 76ers NBA basketball team and two large multipurpose arenas in Philadelphia. Comcast Class A common stock and Class A Special common stock trade on The NASDAQ Stock Market under the symbols CMCSA and CMCSK, respectively.

TABLE 1

Condensed Consolidated Statement of Operations (Unaudited)

(dollars in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues	$6,228	$5,598	$12,129	$10,961
Operating expenses	2,310	1,944	4,506	3,901
Selling, general and administrative expenses	1,486	1,445	2,990	2,821

	3,796	3,389	7,496	6,722

Operating cash flow	2,432	2,209	4,633	4,239

Depreciation expense	958	891	1,890	1,765
Amortization expense	245	270	464	560

	1,203	1,161	2,354	2,325

Operating income	1,229	1,048	2,279	1,914

Other Income (Expense)
Interest expense	(496)	(467)	(972)	(911)
Investment income, net	14	176	78	140
Equity in net (losses) of affiliates	(14)	(16)	(24)	(4)
Other income (expense)	85	30	97	(78)

	(411)	(277)	(821)	(853)

Income before income taxes and minority interest	818	771	1,458	1,061

Income tax expense	(362)	(331)	(526)	(471)

Income before minority interest	456	440	932	590

Minority interest	4	(10)	(6)	(17)

Net income	$460	$430	$926	$573

Net income per common share	$0.22	$0.19	$0.43	$0.26

Basic weighted average number of common shares	2,112	2,207	2,123	2,211

Diluted weighted average number of common shares	2,123	2,221	2,132	2,224

TABLE 2

Condensed Consolidated Balance Sheet (Unaudited)

(dollars in millions)

	June 30, 2006	December 31, 2005
ASSETS
Current Assets
Cash and cash equivalents	$973	$693
Investments	813	148
Accounts receivable, net	1,125	1,060
Other current assets	629	693

Total current assets	3,540	2,594

Investments	11,838	12,682

Property and equipment, net	18,945	18,769

Franchise rights	51,366	51,090

Goodwill	13,794	14,218

Other intangible assets, net	3,090	3,160

Other noncurrent assets, net	515	633

	$103,088	$103,146

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$2,068	$2,033
Accrued expenses and other current liabilities	2,703	2,545
Deferred income taxes	230	2
Current portion of long-term debt	763	1,689

Total current liabilities	5,764	6,269

Long-term debt, less current portion	23,360	21,682

Deferred income taxes	26,873	27,370

Other noncurrent liabilities	6,512	6,949

Minority interest	672	657

Stockholders' equity	39,907	40,219

	$103,088	$103,146

TABLE 3

Condensed Consolidated Statement of Cash Flows (Unaudited)

(dollars in millions)

	Six Months Ended June 30,
	2006	2005
OPERATING ACTIVITIES
Net cash provided by operating activities	$3,243	$2,517

FINANCING ACTIVITIES
Proceeds from borrowings	2,587	1,495
Retirements and repayments of debt	(1,905)	(279)
Repurchases of common stock	(1,388)	(660)
Issuances of common stock	60	59
Other	2	83

Net cash provided by (used in) financing activities	(644)	698

INVESTING ACTIVITIES
Capital expenditures	(1,854)	(1,842)
Cash paid for intangible assets	(141)	(192)
Acquisitions, net of cash acquired	(550)	(134)
Proceeds from sales and restructuring of investments	303	317
Purchases of investments	(70)	(305)
Proceeds from sales (purchases) of short-term investments, net	(4)	(63)
Other investing activities	(3)	(113)

Net cash used in investing activities	(2,319)	(2,332)

INCREASE IN CASH AND CASH EQUIVALENTS	280	883

CASH AND CASH EQUIVALENTS, beginning of period	693	452

CASH AND CASH EQUIVALENTS, end of period	$973	$1,335

TABLE 4

Calculation of Free Cash Flow (Unaudited) (1)

(dollars in millions)

	Six Months Ended June 30,
	2006	2005
Net Cash Provided by Operating Activities	$3,243	$2,517
Capital Expenditures	(1,854)	(1,842)
Cash paid for Intangible Assets	(141)	(192)
Non-operating items, net of tax	80	273

Free Cash Flow	$1,328	$756

(1)	See Non-GAAP and Other Financial Measures in Table 7 for the definition of Free Cash Flow.

TABLE 5

Pro Forma Financial Data by Business Segment (Unaudited) (1)

(dollars in millions)

			Corporate
Three Months Ended June 30, 2006	Cable	Content (2)	and Other	Total
Revenues	$5,946	$273	$24	$6,243
Operating Cash Flow	$2,462	$60	($84)	$2,438
Operating Income (Loss)	$1,315	$19	($103)	$1,231
Operating Cash Flow Margin	41.4%	22.1%	NM	39.1%
Capital Expenditures (3)	$965	$5	$8	$978

Three Months Ended June 30, 2005, as adjusted (4)
Revenues	$5,380	$234	$34	$5,648
Operating Cash Flow	$2,166	$93	($75)	$2,184
Operating Income (Loss)	$1,036	$64	($86)	$1,014
Operating Cash Flow Margin	40.3%	39.5%	NM	38.7%
Capital Expenditures (3)	$941	$3	$12	$956

Six Months Ended June 30, 2006
Revenues	$11,584	$512	$98	$12,194
Operating Cash Flow	$4,693	$110	($148)	$4,655
Operating Income (Loss)	$2,448	$28	($188)	$2,288
Operating Cash Flow Margin	40.5%	21.5%	NM	38.2%
Capital Expenditures (3)	$1,834	$13	$15	$1,862

Six Months Ended June 30, 2005, as adjusted (4)
Revenues	$10,533	$447	$78	$11,058
Operating Cash Flow	$4,151	$169	($129)	$4,191
Operating Income (Loss)	$1,908	$95	($156)	$1,847
Operating Cash Flow Margin	39.4%	37.7%	NM	37.9%
Capital Expenditures (3)	$1,832	$7	$16	$1,855

(1)	See Non-GAAP and Other Financial Measures in Table 7. Historical financial data by business segment, as required under generally accepted accounting principles, is available in the Company's quarterly report on Form 10-Q. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2)	Content includes our national networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, OLN, G4 and AZN Television.

(3)	Our Cable segment's capital expenditures are comprised of the following categories:

	2Q06	2Q05	YTD 2Q06	YTD 2Q05
New Service Offerings
Customer Premise Equipment (CPE)	$542	$470	$1,012	$934
Scalable Infrastructure	168	228	341	438

	710	698	1,353	1,372
Recurring Capital Projects
Line Extensions	85	82	158	147
Support Capital	97	91	188	141

	182	173	346	288

Upgrades	73	70	135	172

Total	$965	$941	$1,834	$1,832

CPE includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues (e.g. digital converters). Scalable infrastructure includes costs, not CPE or network related, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g. headend equipment). Line extensions include network costs associated with entering new service areas (e.g. fiber/coaxial cable). Support capital includes costs associated with the replacement or enhancement of non-network assets due to obsolescence and wear out (e.g. non-network equipment, land, buildings and vehicles). Upgrades include costs to enhance or replace existing fiber/coaxial cable networks, including recurring betterments.

(4)	Adjusted as if stock options had been expensed in 2005. See Table 7-A and 7-B for Reconciliation of "As Adjusted" Financial Data.

TABLE 6

Pro Forma Data – Cable Segment Components (Unaudited) (1) (2)

(dollars in millions, except per subscriber and per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Video (3)	$3,741	$3,475	$7,351	$6,870
High-Speed Internet	1,208	991	2,349	1,924
Phone	214	173	406	350
Advertising	394	363	704	660
Other (4)	206	208	414	390
Franchise Fees	183	170	360	339

Total Revenues	$5,946	$5,380	$11,584	$10,533

Operating Cash Flow (5)	$2,462	$2,166	$4,693	$4,151
Operating Income (5)	$1,315	$1,036	$2,448	$1,908
Operating Cash Flow Margin (5)	41.4%	40.3%	40.5%	39.4%
Capital Expenditures	$965	$941	$1,834	$1,832
Annualized Capital Expenditures per Basic Subscriber	$178	$174	$169	$169
Annualized Capital Expenditures per Revenue Generating Unit	$89	$94	$85	$92

	2Q06	2Q05	1Q06
Video
Homes Passed (000's)	42,400	41,500	42,100
Basic Subscribers (000's)	21,657	21,680	21,723
Basic Penetration	51.1%	52.2%	51.5%
Quarterly Net Basic Subscriber Additions (000's)	(66)	(79)	49

Digital Subscribers (000's)	10,549	9,201	10,200
Digital Penetration	48.7%	42.4%	47.0%
Quarterly Net Digital Subscriber Additions (000's)	350	284	343
Digital Set-Top Boxes	16,334	13,948	15,758

Monthly Average Video Revenue per Basic Subscriber	$57.49	$53.33	$55.45
Monthly Average Total Revenue per Basic Subscriber	$91.38	$82.58	$86.62

High-Speed Internet
“Available” Homes (000's)	41,973	41,103	41,760
Subscribers (000's)	9,344	7,774	9,039
Penetration	22.3%	18.9%	21.6%
Quarterly Net Subscriber Additions (000's)	305	300	442
Monthly Average Revenue per Subscriber	$43.78	$43.35	$43.15

Phone
Comcast Digital Voice
“Available” Homes (000's)	25,601	1,641	18,883
Subscribers (000's)	721	24	416
Penetration	2.8%	1.5%	2.2%
Quarterly Net Subscriber Additions (000's)	306	15	211

Circuit Switched Phone
“Available” Homes (000's)	10,692	10,239	10,663
Subscribers (000's)	978	1,215	1,057
Penetration	9.1%	11.9%	9.9%
Quarterly Net Subscriber Additions (000's)	(79)	(13)	(69)

Monthly Average Total Phone Revenue per Subscriber	$44.83	$46.63	$45.75

Total Revenue Generating Units (000's) (6)	43,249	39,894	42,435
Quarterly Net Additions	816	507	976

(1)	See Non-GAAP and Other Financial Measures in Table 7. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2)	Pro forma financial data includes the results of Susquehanna Communications acquired on April 30, 2006. Pro forma subscriber data includes approximately 230,000 basic cable subscribers, 71,000 digital cable subscribers and 86,000 high-speed Internet subscribers acquired with the purchase of Susquehanna Communications. Pro forma subscriber data also includes 13,000 subscribers acquired in various small acquisitions during 2005. The impact of these acquisitions on our segment operating results was not material.

(3)	Video revenues consist of our basic, expanded basic, premium, pay-per-view, equipment and digital services.

(4)	Other revenues include installation revenues, guide revenues, commissions from electronic retailing, other product offerings, commercial data services and revenues of our digital media center and regional sports programming networks.

(5)	Adjusted as if stock options had been expensed in 2005.

(6)	The total of all basic video, digital video, high-speed Internet and net phone subscribers, excluding additional outlets.

TABLE 7

Non-GAAP and Other Financial Measures

Operating Cash Flow is the primary basis used to measure the operational strength and performance of our businesses. Free Cash Flow is an additional performance measure used as an indicator of our ability to repay debt, make investments and return capital to investors, principally through stock repurchases. We also adjust certain historical data on a pro forma basis following significant acquisitions or dispositions to enhance comparability.

Operating Cash Flow is defined as operating income before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on sale of assets, if any. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations, and is unaffected by our capital structure or investment activities. Our management and Board of Directors use this measure in evaluating our consolidated operating performance and the operating performance of all of our operating segments. This metric is used to allocate resources and capital to our operating segments and is a significant component of our annual incentive compensation programs. We believe that Operating Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Operating Cash Flow may not be directly comparable to similar measures used by other companies.

As Operating Cash Flow is the measure of our segment profit or loss, we reconcile it to operating income, the most directly comparable financial measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP), in the business segment footnote of our quarterly and annual financial statements. Therefore, we believe our measure of Operating Cash Flow for our business segments is not a “non-GAAP financial measure” as contemplated by Regulation G adopted by the Securities and Exchange Commission. Consolidated Operating Cash Flow is a non-GAAP financial measure.

Beginning in 2006, we changed our definition of Free Cash Flow, which is a non-GAAP financial measure, to mean “Net Cash Provided by Operating Activities From Continuing Operations” (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets; and increased by any payments related to certain non-operating items, net of estimated tax benefits (such as income taxes on investment sales, and non-recurring payments related to income tax and litigation contingencies of acquired companies). We believe that Free Cash Flow is also useful to investors as it is one of the bases for comparing our performance with other companies in our industries, although our measure of Free Cash Flow may not be comparable to similar measures used by other companies.

Pro forma data is used by management to evaluate performance when significant acquisitions or dispositions occur. Historical data reflects results of acquired businesses only after the acquisition dates while pro forma data enhances comparability of financial information between periods by adjusting the data as if the acquisitions (or dispositions) occurred at the beginning of the prior year. Our pro forma data is only adjusted for the timing of acquisitions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. We believe our pro forma data is not a non-GAAP financial measure as contemplated by Regulation G.

In certain circumstances we also present data, as adjusted, in order to enhance comparability between periods. In connection with the adoption of FAS 123R, we have adjusted 2005 data as if stock options had been expensed.

Operating Cash Flow and Free Cash Flow should not be considered as substitutes for operating income (loss), net income (loss), net cash provided by operating activities or other measures of performance or liquidity reported in accordance with GAAP. Additionally, in the opinion of management, our pro forma data is not necessarily indicative of future results or what results would have been had the acquired businesses been operated by us after the assumed earlier date.

We provide reconciliations of Consolidated Operating Cash Flow in Table 1, Free Cash Flow in Table 4 and “as adjusted” in Table 7-A and 7-B.

TABLE 7-A

Reconciliation of Pro Forma, “As Adjusted” Financial Data by Business Segment (Unaudited)

(dollars in millions)

					Pro Forma
					Adjustments(1)
			Corporate			Total Cable
Three Months Ended June 30, 2006	Cable	Content	and Other	Total	Cable	Pro Forma
Revenue	$5,931	$273	$24	$6,228	$15	$5,946

Operating Expenses (excluding depreciation and amortization)	3,475	213	108	3,796	9	3,484

Operating Cash Flow	$2,456	$60	($84)	$2,432	$6	$2,462
Depreciation and Amortization	1,143	41	19	1,203	4	1,147

Operating Income (Loss)	$1,313	$19	($103)	$1,229	$2	$1,315

Capital Expenditures	$962	$5	$9	$976	$3	$965

Three Months Ended June 30, 2005
Revenue	$5,328	$234	$36	$5,598	$50	$5,378
Segment reclassifications (2)	2	—	(2)	—	—	2

Revenue	$5,330	$234	$34	$5,598	$50	$5,380

Operating Expenses (excluding depreciation and amortization)	3,153	137	99	3,389	36	3,189
Segment reclassifications (2)	(5)	3	2	—	—	(5)
Stock option adjustment (3)	30	1	(31)	—	—	30

Operating Cash Flow	$2,152	$93	($36)	$2,209	$14	$2,166
Depreciation and Amortization	1,121	29	11	1,161	9	1,130

Operating Income (Loss)	$1,031	$64	($47)	$1,048	$5	$1,036

Capital Expenditures	$936	$3	$11	$950	$5	$941

Reconciliation of “As Adjusted” Financial Data
(dollars in millions)
	Three Months Ended June 30,
	2005			2006
	Historical		As		% Growth
	Total	Adjustment (3)	Adjusted	Total	As Adjusted	% Growth
Revenue	$5,598	—	$5,598	$6,228	11%	11%

Operating Expenses (excluding depreciation and amortization)	3,389	39	3,428	3,796

Operating Cash Flow	$2,209	($39)	$2,170	$2,432	12%	10%
Depreciation and Amortization	1,161	—	1,161	1,203

Operating Income (Loss)	$1,048	($39)	$1,009	$1,229	22%	17%

Operating Cash Flow Margin	39.4%	NM	38.8%	39.0%
Earnings Per Share	$0.19	($0.01)	$0.18	$0.22	22%	16%

(1)	Pro Forma data is only adjusted for timing of acquisitions (or dispositions) and does not include adjustments for costs related to integration activities, cost savings, or synergies that have been or may be achieved by the combined businesses.

(2)	Reclassifications related to technology development ventures, programming headquarters and other.

(3)	To be consistent with our management reporting presentation, the 2005 segment amounts have been adjusted as if stock options had been expensed as of January 1, 2005. For the three months ended June 30, 2005, the adjustments reducing operating income before depreciation and amortization by segment were $30 million for Cable, $1 million for Content and $8 million for Corporate and Other. For the three months ended June 30, 2005, the total adjustment of $39 million is reversed in the Corporate and Other column to reconcile to our consolidated 2005 amounts.

TABLE 7-B

Reconciliation of Pro Forma, “As Adjusted” Financial Data by Business Segment (Unaudited)

(dollars in millions)

					Pro Forma
					Adjustments (1)
			Corporate			Total Cable
Six Months Ended June 30, 2006	Cable	Content	and Other	Total	Cable	Pro Forma
Revenue	$11,519	$512	$98	$12,129	$65	$11,584

Operating Expenses (excluding depreciation and amortization)	6,848	402	246	7,496	43	6,891

Operating Cash Flow	4,671	110	(148)	4,633	22	4,693
Depreciation and Amortization	2,232	82	40	2,354	13	2,245

Operating Income (Loss)	$2,439	$28	($188)	$2,279	$9	$2,448

Capital Expenditures	$1,826	$13	$15	$1,854	$8	$1,834

Six Months Ended June 30, 2005
Revenue	$10,432	$447	$82	$10,961	$97	$10,529
Segment reclassifications (2)	4	—	(4)	—	—	4

Revenue	$10,436	$447	$78	$10,961	$97	$10,533
Operating Expenses (excluding depreciation and amortization)	6,261	273	188	6,722	68	6,329
Segment reclassifications (2)	(3)	3	—	—	—	(3)
Stock option adjustment (3)	56	2	(58)	—	—	56

Operating Cash Flow	$4,122	$169	($52)	$4,239	$29	$4,151
Depreciation and Amortization	2,225	74	26	2,325	18	2,243

Operating Income (Loss)	$1,897	$95	($78)	$1,914	$11	$1,908

Capital Expenditures	$1,819	$7	$16	$1,842	$13	$1,832

Reconciliation of “As Adjusted” Financial Data (dollars in millions)
	Six Months Ended June 30,
	2005			2006
	Historical		As		% Growth
	Total	Adjustment (3)	Adjusted	Total	As Adjusted	% Growth
Revenue	$10,961	—	$10,961	$12,129	11%	11%

Operating Expenses (excluding depreciation and amortization)	6,722	78	6,800	7,496

Operating Cash Flow	$4,239	($78)	$4,161	$4,633	11%	9%
Depreciation and Amortization	2,325	—	2,325	2,354

Operating Income (Loss)	$1,914	($78)	$1,836	$2,279	24%	19%

Operating Cash Flow Margin	38.7%	NM	38.0%	38.2%
Earnings Per Share	$0.26	($0.02)	$0.24	$0.43	79%	65%

(1)	Pro Forma data is only adjusted for timing of acquisitions (or dispositions) and does not include adjustments for costs related to integration activities, cost savings, or synergies that have been or may be achieved by the combined businesses.

(2)	Reclassifications related to technology development ventures, programming headquarters and other.

(3)	To be consistent with our management reporting presentation, the 2005 segment amounts have been adjusted as if stock options had been expensed as of January 1, 2005. For the six months ended June 30, 2005, the adjustments reducing operating income before depreciation and amortization by segment were $56 million for Cable, $2 million for Content and $20 million for Corporate and Other. For the six months ended June 30, 2005, the total adjustment of $78 million is reversed in the Corporate and Other column to reconcile to our consolidated 2005 amounts.